Exhibit 99.2

News Release
For Immediate Release

Court Confirms Jackson Hewitt’s Plan of Reorganization

Company Set to Emerge from Chapter 11

PARSIPPANY, NJ – August 9, 2011 – Jackson Hewitt Tax Service Inc. (“Jackson Hewitt”), the nation’s second largest tax preparation firm, today announced it has received confirmation of its “pre-packaged” Plan of Reorganization (the “Plan”) from the U.S. Bankruptcy Court in Delaware, which has been overseeing the Company’s Chapter 11 proceedings following its voluntary filing on May 24, 2011.  This action clears the way for Jackson Hewitt’s Plan to become effective in the very near future, enabling it to emerge from its court-supervised financial restructuring, a process which has been completed in 75 days.

Under its Court confirmed Plan of Reorganization, Jackson Hewitt will emerge as a private company.  The majority owner of Jackson Hewitt’s new equity will be Bayside Capital, an affiliate of Miami, FL-based H.I.G. Capital, and the largest holder of Jackson Hewitt’s secured debt prior to its restructuring.  A new five-member Board of Directors will be named and become effective on emergence.  Under the Plan, approximately two-thirds of Jackson Hewitt’s term debt was forgiven in exchange for newly issued common equity on emergence.  Jackson Hewitt’s pre-emergence common stock will be extinguished on emergence in accordance with the Plan.

“Today marks the exciting beginning of the new Jackson Hewitt,” stated Philip H. Sanford, president and chief executive officer of Jackson Hewitt.  “With the strong support of our lenders, we have moved through this process with speed and efficiency, and are poised to emerge highly-energized and financially healthy.

“We are well positioned to succeed and grow our business going forward,” continued Sanford.  “We are coming off of a 2011 tax season in which we achieved 3% growth in tax returns prepared – our first growth in tax returns prepared in five years.  We also grew our top line, while achieving 4% growth in adjusted EBITDA.  The results we achieved in our Walmart U.S. stores distribution channel were excellent, and we look forward to further expansion of this important relationship.  We will build on this positive momentum as we progress with our preparations for a successful 2012 tax season and beyond.

“Today is also a great day for all of our key constituents.  Our clients, franchisees, employees and business partners can be confident in our future.  We move forward with a strong balance sheet, a fully funded business plan, a seasoned and stable management team, and the ability to make investments that will better position us to compete and win in the market place.  As always, we remain committed to providing quality, accurate tax preparation services that meet the needs, and exceed the expectations, of our valued clients,” concluded Sanford.

About Jackson Hewitt Tax Service Inc.
Based in Parsippany, N.J., Jackson Hewitt Tax Service Inc. is an industry leading provider of full service individual federal and state income tax preparation, with franchised and company-owned office locations throughout the United States. Jackson Hewitt Tax Service® also offers an online tax preparation product at www.jacksonhewittonline.com.For more information, or to

Jackson Hewitt Tax Service Inc.

locate the Jackson Hewitt® office nearest to you, visit www.jacksonhewitt.com or call 1-800-234-1040.  Jackson Hewitt can also be found on Facebook and Twitter.

Contact:

David G. Weselcouch
Jackson Hewitt Tax Service, Inc.
973-630-0809
david.weselcouch@jtax.com

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